Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES SECOND QUARTER 2022 EARNINGS

•Net income of $24 million, consistent with prior quarter and 31% higher than second quarter 2021
•Net income of $48 million for first six months of 2022, compared to $37 million for first six months of 2021
•Earnings per diluted common share of $1.73 and $3.43 for the three and six months ended June 30
•Return on average assets of 1.32% and 1.31% for the three and six months ended June 30
•Return on average common equity and return on average tangible common equity of 11.48% and 19.21%, respectively, for second quarter 2022
•Regulatory approvals for Charter merger received

Green Bay, Wisconsin, July 19, 2022 - Nicolet Bankshares, Inc. (NYSE: NIC) (“Nicolet” or the “Company”) announced second quarter 2022 net income of $24 million and earnings per diluted common share of $1.73, compared to $24 million and $1.70 for first quarter 2022, and $18 million and $1.77 for second quarter 2021, respectively. Annualized quarterly return on average assets was 1.32%, 1.30% and 1.62%, for second quarter 2022, first quarter 2022 and second quarter 2021, respectively.

Net income for the six months ended June 30, 2022 was $48 million and earnings per diluted common share was $3.43, compared to net income of $37 million and earnings per diluted common share of $3.52 for the first half of 2021. Annualized return on average assets was 1.31% and 1.63% for the first six months of 2022 and 2021, respectively.

On March 29, 2022, the Company entered into a definitive merger agreement with Charter Bankshares, Inc. (“Charter”) pursuant to which Charter will merge with and into Nicolet. Nicolet expects to issue approximately 1.26 million shares of Nicolet common stock and $38.8 million in cash for the acquisition of Charter. At March 31, 2022, Charter had total assets of $1.1 billion. As of July 12, 2022, all regulatory approvals for the Charter merger had been received. The merger is expected to close in the third quarter of 2022, subject to customary closing conditions.

“Despite the potential distractions of rate hikes and inflationary pressures, our team has remained focused on serving our customers. This focus has resulted in strong fundamental performance, including good loan growth, across our core customer base,” said Mike Daniels, President and CEO of Nicolet. “Our customers continue to show that they are smart and resilient as they have kept their balance sheets strong and remain on solid ground. The partnership between our bankers and customers continues to create the shared success upon which Nicolet was founded.”

“Our focus on asset quality and bringing back Ag loan participations have been executed well by our team. Our credit quality remains very strong, and nonperforming assets and charge-offs have declined for the second consecutive quarter. We also repurchased approximately $100 million in previously participated Ag loans this quarter which has helped us deliver on our strategies in the Ag sector. The team has done a good job in a short time,” Daniels added.

Executive Vice President Eric Witczak commented, “As with all our merger integrations, we remain as focused on the people side as we do the systems side. We believe that we found some wonderful community-focused people, led by Paul Kohler, that will bring the Nicolet story to life in Western Wisconsin and Minnesota.”

The Company’s financial performance and certain balance sheet line items were impacted by the timing and size of Nicolet’s 2021 acquisitions, Mackinac Financial Corporation (“Mackinac”) on September 3, 2021 and County Bancorp, Inc. (“County”) on December 3, 2021. Certain income statement results, average balances and related ratios for 2021 include partial contributions from Mackinac and County, each from the respective acquisition date. At acquisition,

Mackinac added assets of $1.5 billion, loans of $0.9 billion, and deposits of $1.4 billion, while at acquisition County added assets of $1.4 billion, loans of $1.0 billion, and deposits of $1.0 billion.

Balance Sheet Review
At June 30, 2022, period end assets were $7.4 billion, an increase of $50 million (1%) from March 31, 2022, including strong loan growth, partly offset by lower cash and cash equivalents. Total loans increased $295 million (6%) from March 31, 2022, with solid organic loan growth in agricultural, commercial and industrial, and residential first mortgage loans, as well as the repurchase of approximately $100 million previously participated agricultural loans. Excluding the purchased agricultural loans, organic loan growth was 4% from March 31, 2022. Total deposits of $6.3 billion at June 30, 2022, increased $55 million (1%) from March 31, 2022, primarily noninterest-bearing deposits. Total capital was $839 million at June 30, 2022, an increase of $3 million since March 31, 2022, with current quarter earnings partly offset by unfavorable changes in the fair value of available for sale securities and common stock repurchases.

Asset Quality
Nonperforming assets were $42 million and represented 0.56% of total assets at June 30, 2022, compared to $49 million or 0.68% at March 31, 2022. The allowance for credit losses-loans was $51 million and represented 1.02% of total loans at June 30, 2022, compared to $50 million and 1.07% at March 31, 2022, reflecting strong loan growth, solid asset quality trends, and negligible net charge-offs.

Income Statement Review - Quarter
Net income for second quarter 2022 was $24 million, consistent with net income of $24 million for first quarter 2022.

Net interest income was $55 million for second quarter 2022, up slightly ($1 million) from first quarter 2022, reflecting strong loan volumes and one additional day in the quarter, though still pressured on rates from competitive pricing and the lag in repricing to current market interest rates. Average interest-earning assets of $6.6 billion were down $132 million from first quarter 2022. Average loans of $4.8 billion grew $150 million over first quarter 2022, including both organic loan growth and the repurchase of previously participated agricultural loans, while other interest-earning assets were down $279 million, mostly cash, and average investments were minimally changed. Average interest-bearing liabilities of $4.4 billion decreased $258 million from first quarter 2022, primarily average interest-bearing deposits due to a reduction in retail deposits.

The net interest margin for second quarter 2022 was 3.34%, up 11bps from 3.23% for first quarter 2022. The yield on interest-earning assets increased 13bps (to 3.61%) largely due to the change in mix of interest-earning assets, which shifted to 73% loans, 24% investments, and 3% other interest-earning assets (mostly cash) for second quarter 2022 compared to 70% loans, 23% investments, and 7% other interest-earning assets for first quarter 2022. The cost of funds increased 5bps (to 0.40%) for second quarter 2022, attributable mainly to the repricing of deposits and funding in the higher interest rate environment.

Noninterest income was $14 million for second quarter 2022, down $2 million (11%) compared to first quarter 2022. Net mortgage income of $2 million was down $1 million from first quarter 2022, primarily due to lower gains on sales from declining secondary market volumes. Trust services fee income and brokerage fee income combined decreased $0.7 million (12%) from first quarter 2022, mostly from unfavorable market-related declines. Card interchange income grew $0.4 million (14%) over first quarter 2022 on higher volume and activity. Other noninterest income was down $0.6 million between the sequential quarters mostly due to an $0.8 million unfavorable change in the fair value of nonqualified deferred compensation plan assets from recent market declines, partly offset by $0.2 million higher net loan servicing revenue. Both quarters also included net asset gains primarily related to sales of other real estate owned (mostly closed bank branch locations).

Noninterest expense of $37 million decreased $1 million (3%) from first quarter 2022. Personnel expense decreased $1.5 million (7%) from first quarter 2022, largely due to the offsetting change to the nonqualified deferred compensation plan liabilities and lower health claim experience, partly offset by higher salary expense from the increase in hourly pay or base salary effective at the end of March 2022, which benefitted 67% of our employee base. Non-personnel expenses increased $0.5 million (3%), largely due to $0.5 million higher merger-related expense, $0.2 million higher marketing (timing of marketing campaigns and community support), and $0.2 million higher data processing (volume-based), partly offset by a $0.3 million decline in other noninterest expense from lower costs to carry closed bank branches given the recent sales.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial, agricultural and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin, Northern Michigan and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Use of Non-GAAP Financial Measures
This communication contains non-GAAP financial measures, such as non-GAAP net income, non-GAAP earnings per diluted common share, tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets, where management believes such measures to be helpful to management, investors and others in understanding Nicolet’s results of operations or financial position. When non-GAAP financial measures are used, the comparable GAAP financial measures, as well as the reconciliation of the non-GAAP measures to the GAAP financial measures, are provided. See “Reconciliation of Non-GAAP Financial Measures (Unaudited)” below. The non-GAAP net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also aid investors in comparing Nicolet’s financial performance to the financial performance of peer banks. Management considers non-GAAP financial ratios to be critical metrics with which to analyze and evaluate financial condition and capital strengths. While non-GAAP financial measures are frequently used by stakeholders in the evaluation of a corporation, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Forward Looking Statements “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this communication, which are not statements of historical fact, constitute forward-looking statements within the meaning of the federal securities law. Such statements include, but are not limited to, statements about Nicolet’s business plans, objectives, expectations and intentions, including without limitation Nicolet’s prospects and pipelines looking strong and business focus moving forward, as well as certain plans, expectations, goals, the expected closing date of the Charter merger as well as the projections and benefits relating to the proposed merger between Nicolet and Charter, all of which are subject to numerous assumptions, risks and uncertainties. Words or phrases such as “anticipate,” “believe,” “aim,” “can,” “conclude,” “continue,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “may,” “might,” “outlook,” “possible,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “will likely,” “would,” or the negative of these terms or other comparable terminology, as well as similar expressions, are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Nicolet with the SEC, risks and uncertainties, including but not limited to risks and uncertainties for Nicolet with respect to its proposed merger with Charter, that may cause actual results or outcomes to differ materially from those anticipated include, but are not limited to: (1) the possibility that the proposed merger will not be completed due to the failure to satisfy one or more of the closing conditions of the merger; (2) the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; (3) the risk that integration of Charter’s operations with those of Nicolet will be materially delayed or will be more costly or difficult than expected; (4) the parties’ inability to meet expectations regarding the timing of the proposed merger; (5) changes to tax legislation and their potential effects on the accounting for the proposed merger; (6) diversion of management’s attention from ongoing business operations and opportunities due to the proposed merger; (7) the challenges of integrating and retaining key employees; (8) the effect of the announcement of the proposed merger on Nicolet’s, Charter’s or the combined company’s respective customer and employee relationships and operating results; (9) the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (10) dilution caused by Nicolet’s issuance of additional shares of Nicolet common stock in connection with the proposed merger; (11) the magnitude and duration of the COVID pandemic and its impact on the global economy and financial market conditions and Nicolet’s business, results of operations and financial condition; (12) changes in consumer demand for financial services; (13) general competitive, economic, political and market conditions and fluctuations; and additional risks that are discussed in Nicolet’s SEC filings. Please refer to Nicolet’s 2021 Annual Report on Form 10-K, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

All forward-looking statements included in this communication are made as of the date hereof and are based on information available to management at that time. Except as required by law, Nicolet does not assume any obligation to update any forward-looking statement to reflect events or circumstances that occur after the date the forward-looking statements were made.

Nicolet Bankshares, Inc.
Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)	06/30/2022	03/31/2022	12/31/2021	09/30/2021	06/30/2021
Assets
Cash and due from banks	$96,189	$183,705	$209,349	$217,608	$77,634
Interest-earning deposits	84,828	212,218	385,943	1,132,997	714,772
Cash and cash equivalents	181,017	395,923	595,292	1,350,605	792,406
Certificates of deposit in other banks	15,502	19,692	21,920	24,079	23,387
Securities available for sale, at fair value	813,248	852,331	921,661	715,942	562,028
Securities held to maturity, at amortized cost	695,812	684,991	651,803	49,063	—
Other investments	53,269	54,257	44,008	38,602	33,440
Loans held for sale	5,084	9,764	6,447	16,784	11,235
Other assets held for sale	—	—	199,833	177,627	—
Loans	4,978,654	4,683,315	4,621,836	3,533,198	2,820,331
Allowance for credit losses - loans	(50,655)	(49,906)	(49,672)	(38,399)	(32,561)
Loans, net	4,927,999	4,633,409	4,572,164	3,494,799	2,787,770
Premises and equipment, net	96,656	94,275	94,566	83,513	61,618
Bank owned life insurance ("BOLI")	136,060	135,292	134,476	100,690	84,347
Goodwill and other intangibles, net	336,721	338,068	339,492	269,954	173,711
Accrued interest receivable and other assets	108,884	102,210	113,375	86,162	57,405
Total assets	$7,370,252	$7,320,212	$7,695,037	$6,407,820	$4,587,347

Liabilities and Stockholders' Equity
Liabilities:
Noninterest-bearing demand deposits	$2,045,732	$1,912,995	$1,975,705	$1,852,119	$1,324,994
Interest-bearing deposits	4,240,534	4,318,125	4,490,211	3,576,655	2,614,028
Total deposits	6,286,266	6,231,120	6,465,916	5,428,774	3,939,022
Short-term borrowings	—	—	—	—	—
Long-term borrowings	196,963	206,946	216,915	144,233	45,108
Other liabilities held for sale	—	—	51,586	47,496	—
Accrued interest payable and other liabilities	47,636	45,836	68,729	58,039	43,822
Total liabilities	6,530,865	6,483,902	6,803,146	5,678,542	4,027,952
Stockholders' Equity:
Common stock	134	135	140	120	98
Additional paid-in capital	520,741	524,478	575,045	425,367	261,096
Retained earnings	361,753	337,768	313,604	297,299	289,475
Accumulated other comprehensive income (loss)	(43,241)	(26,071)	3,102	6,492	8,726
Total Nicolet stockholders' equity	839,387	836,310	891,891	729,278	559,395
Total liabilities and stockholders' equity	$7,370,252	$7,320,212	$7,695,037	$6,407,820	$4,587,347

Common shares outstanding	13,407,375	13,456,741	13,994,079	11,952,438	9,843,141

Nicolet Bankshares, Inc.
Consolidated Statements of Income (Unaudited)
	For the Three Months Ended					For the Six Months Ended
(In thousands, except per share data)	06/30/2022	03/31/2022	12/31/2021	09/30/2021	06/30/2021	6/30/2022	6/30/2021
Interest income:
Loans, including loan fees	$52,954	$51,299	$52,292	$35,294	$35,111	$104,253	$68,973
Taxable investment securities	5,135	5,127	3,999	2,061	2,060	10,262	3,874
Tax-exempt investment securities	647	675	575	517	520	1,322	1,065
Other interest income	790	817	769	869	616	1,607	1,271
Total interest income	59,526	57,918	57,635	38,741	38,307	117,444	75,183
Interest expense:
Deposits	2,410	2,192	2,649	2,444	2,433	4,602	5,355
Short-term borrowings	28	—	1	—	—	28	—
Long-term borrowings	2,004	1,931	1,426	1,113	303	3,935	616
Total interest expense	4,442	4,123	4,076	3,557	2,736	8,565	5,971
Net interest income	55,084	53,795	53,559	35,184	35,571	108,879	69,212
Provision for credit losses	750	300	8,400	6,000	—	1,050	500
Net interest income after provision for credit losses	54,334	53,495	45,159	29,184	35,571	107,829	68,712
Noninterest income:
Trust services fee income	2,004	2,011	2,050	2,043	1,906	4,015	3,681
Brokerage fee income	2,988	3,688	3,205	3,154	2,991	6,676	5,784
Mortgage income, net	2,205	3,253	4,518	4,808	5,599	5,458	12,829
Service charges on deposit accounts	1,536	1,477	1,482	1,314	1,136	3,013	2,227
Card interchange income	2,950	2,581	2,671	2,299	2,266	5,531	4,193
BOLI income	768	933	722	572	559	1,701	1,086
Asset gains (losses), net	1,603	1,313	465	(1,187)	4,192	2,916	4,903
Other noninterest income	77	687	951	993	1,529	764	2,601
Total noninterest income	14,131	15,943	16,064	13,996	20,178	30,074	37,304
Noninterest expense:
Personnel expense	19,681	21,191	21,491	16,927	17,084	40,872	32,200
Occupancy, equipment and office	6,891	6,944	7,119	5,749	4,053	13,835	8,190
Business development and marketing	2,057	1,831	1,550	1,654	1,210	3,888	2,199
Data processing	3,596	3,387	3,582	2,939	2,811	6,983	5,469
Intangibles amortization	1,347	1,424	1,094	758	790	2,771	1,642
FDIC assessments	480	480	480	480	480	960	1,075
Merger-related expense	555	98	2,202	2,793	656	653	656
Other noninterest expense	1,931	2,195	1,890	1,761	3,663	4,126	5,397
Total noninterest expense	36,538	37,550	39,408	33,061	30,747	74,088	56,828
Income before income tax expense	31,927	31,888	21,815	10,119	25,002	63,815	49,188
Income tax expense	7,942	7,724	5,510	2,295	6,718	15,666	12,665
Net income	$23,985	$24,164	$16,305	$7,824	$18,284	$48,149	$36,523
Earnings per common share:
Basic	$1.79	$1.77	$1.29	$0.75	$1.85	$3.56	$3.67
Diluted	$1.73	$1.70	$1.25	$0.73	$1.77	$3.43	$3.52
Common shares outstanding:
Basic weighted average	13,402	13,649	12,626	10,392	9,902	13,525	9,949
Diluted weighted average	13,852	14,215	13,049	10,776	10,326	14,035	10,365

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	For the Three Months Ended					For the Six Months Ended
(In thousands, except share & per share data)	06/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021	6/30/2022	6/30/2021
Selected Average Balances:
Loans	$4,838,535	$4,688,784	$3,952,330	$3,076,422	$2,869,105	$4,764,073	$2,847,504
Investment securities	1,573,027	1,575,624	1,269,562	611,870	537,632	1,574,319	533,013
Interest-earning assets	6,579,644	6,711,191	5,923,581	4,734,768	4,109,394	6,645,054	4,099,553
Cash and cash equivalents	217,553	568,472	839,607	1,100,153	716,873	392,043	733,383
Goodwill and other intangibles, net	337,289	338,694	294,051	201,748	174,026	337,988	174,424
Total assets	7,273,219	7,519,636	6,772,363	5,246,193	4,527,839	7,395,747	4,521,419
Deposits	6,188,044	6,392,544	5,754,778	4,448,468	3,897,797	6,289,729	3,886,563
Interest-bearing liabilities	4,425,450	4,683,915	4,006,307	3,093,031	2,684,871	4,553,968	2,724,332
Stockholders’ equity (common)	837,975	861,319	784,666	608,946	550,974	849,582	547,775
Selected Ratios: (1)
Book value per common share	$62.61	$62.15	$63.73	$61.01	$56.83	$62.61	$56.83
Tangible book value per common share (2)	$37.49	$37.03	$39.47	$38.43	$39.18	$37.49	$39.18
Return on average assets	1.32%	1.30%	0.96%	0.59%	1.62%	1.31%	1.63%
Return on average common equity	11.48	11.38	8.24	5.10	13.31	11.43	13.45
Return on average tangible common equity (2)	19.21	18.75	13.19	7.62	19.46	18.98	19.73
Average equity to average assets	11.52	11.45	11.59	11.61	12.17	11.49	12.12
Stockholders’ equity to assets	11.39	11.42	11.59	11.38	12.19	11.39	12.19
Tangible common equity to tangible assets (2)	7.15	7.14	7.51	7.48	8.74	7.15	8.74
Net interest margin	3.34	3.23	3.57	2.94	3.45	3.29	3.38
Efficiency ratio	53.74	54.56	56.73	65.32	59.37	54.16	55.66
Effective tax rate	24.88	24.22	25.26	22.68	26.87	24.55	25.75
Selected Asset Quality Information:
Nonaccrual loans	$36,580	$39,670	$44,154	$16,715	$6,932	$36,580	$6,932
Other real estate owned - closed branches	4,378	9,019	10,307	2,895	2,895	4,378	2,895
Other real estate owned	628	797	1,648	1,574	—	628	—
Nonperforming assets	$41,586	$49,486	$56,109	$21,184	$9,827	$41,586	$9,827
Net loan charge-offs (recoveries)	$(149)	$66	$(10)	$58	$65	$(83)	$112
Allowance for credit losses-loans to loans	1.02%	1.07%	1.07%	1.09%	1.15%	1.02%	1.15%
Net loan charge-offs to average loans (1)	(0.01)	0.01	0.00	0.01	0.01	0.00	0.01
Nonperforming loans to total loans	0.73	0.85	0.96	0.47	0.25	0.73	0.25
Nonperforming assets to total assets	0.56	0.68	0.73	0.33	0.21	0.56	0.21
Stock Repurchase Information:
Common stock repurchased (dollars) (3)	$6,277	$54,420	$27,784	$17,125	$12,453	$60,697	$16,555
Common stock repurchased (full shares) (3)	67,949	593,713	345,166	233,594	157,418	661,662	214,304
(1)Income statement-related ratios for partial-year periods are annualized.
(2)See Reconciliation of Non-GAAP Financial Measures below for a reconciliation of these financial measures.
(3)Reflects common stock repurchased under board of director authorizations for the common stock repurchase program.

Nicolet Bankshares, Inc.
Net Interest Income and Net Interest Margin Analysis (Unaudited)

	For the Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average		Average	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$5,333	$13	0.93%	$13,503	$1,377	40.79%	$205,639	$4,862	9.35%
All other loans	4,833,202	52,971	4.34%	4,675,281	49,957	4.27%	2,663,466	30,267	4.50%
Total loans (1) (2)	4,838,535	52,984	4.34%	4,688,784	51,334	4.38%	2,869,105	35,129	4.85%
Investment securities (2)	1,573,027	6,126	1.56%	1,575,624	6,158	1.57%	537,632	2,794	2.08%
Other interest-earning assets	168,082	790	1.87%	446,783	817	0.73%	702,657	616	0.35%
Total interest-earning assets	6,579,644	$59,900	3.61%	6,711,191	$58,309	3.48%	4,109,394	$38,539	3.72%
Other assets, net	693,575			808,445			418,445
Total assets	$7,273,219			$7,519,636			$4,527,839
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$3,787,103	$1,857	0.20%	$4,009,898	$1,637	0.17%	$2,387,730	$1,523	0.26%
Brokered deposits	423,372	553	0.52%	459,460	555	0.49%	253,816	910	1.44%
Total interest-bearing deposits	4,210,475	2,410	0.23%	4,469,358	2,192	0.20%	2,641,546	2,433	0.37%
Wholesale funding	214,975	2,032	3.77%	214,557	1,931	3.60%	43,325	303	2.76%
Total interest-bearing liabilities	4,425,450	$4,442	0.40%	4,683,915	$4,123	0.35%	2,684,871	$2,736	0.41%
Noninterest-bearing demand deposits	1,977,569			1,923,186			1,256,251
Other liabilities	32,225			51,216			35,743
Stockholders' equity	837,975			861,319			550,974
Total liabilities and stockholders' equity	$7,273,219			$7,519,636			$4,527,839
Net interest income and rate spread		$55,458	3.21%		$54,186	3.13%		$35,803	3.31%
Net interest margin			3.34%			3.23%			3.45%

	For the Six Months Ended
	June 30, 2022			June 30, 2021
	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$9,395	$1,390	29.41%	$206,066	$8,813	8.51%
All other loans	4,754,678	102,928	4.31%	2,641,438	60,200	4.54%
Total loans (1) (2)	4,764,073	104,318	4.36%	2,847,504	69,013	4.83%
Investment securities (2)	1,574,319	12,284	1.56%	533,013	5,383	2.02%
Other interest-earning assets	306,662	1,607	1.05%	719,036	1,271	0.35%
Total interest-earning assets	6,645,054	$118,209	3.54%	4,099,553	$75,667	3.68%
Other assets, net	750,693			421,866
Total assets	$7,395,747			$4,521,419
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$3,897,885	$3,494	0.18%	$2,391,816	$3,364	0.28%
Brokered deposits	441,316	1,108	0.51%	285,029	1,991	1.41%
Total interest-bearing deposits	4,339,201	4,602	0.21%	2,676,845	5,355	0.40%
Wholessale funding	214,767	3,963	3.69%	47,487	616	2.58%
Total interest-bearing liabilities	4,553,968	$8,565	0.38%	2,724,332	$5,971	0.44%
Noninterest-bearing demand deposits	1,950,528			1,209,718
Other liabilities	41,669			39,594
Stockholders' equity	849,582			547,775
Total liabilities and stockholders' equity	$7,395,747			$4,521,419
Net interest income and rate spread		$109,644	3.16%		$69,696	3.24%
Net interest margin			3.29%			3.38%
(1) Nonaccrual loans and loans held for sale are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and tax-exempt investment securities is computed on a tax-equivalent basis using a federal tax rate of 21%, and adjusted for the disallowance of interest expense.

Nicolet Bankshares, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
	At or for the Three Months Ended					At or for the Six Months Ended
(In thousands, except per share data)	06/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021	6/30/2022	6/30/2021
Adjusted net income reconciliation: (1)
Net income (GAAP)	$23,985	$24,164	$16,305	$7,824	$18,284	$48,149	$36,523
Adjustments:
Provision expense related to merger	—	—	8,400	6,000	—	—	—
Assets (gains) losses, net	(1,603)	(1,313)	(465)	1,187	(4,192)	(2,916)	(4,903)
Merger-related expense	555	98	2,202	2,793	656	653	656
Branch closure expense	—	—	—	944	—	—	—
Adjustments subtotal	(1,048)	(1,215)	10,137	10,924	(3,536)	(2,263)	(4,247)
Tax on Adjustments (25%)	(262)	(304)	2,534	2,731	(884)	(566)	(1,062)
Adjustments, net of tax	(786)	(911)	7,603	8,193	(2,652)	(1,697)	(3,185)
Adjusted net income (Non-GAAP)	$23,199	$23,253	$23,908	$16,017	$15,632	$46,452	$33,338
Common shares outstanding:
Weighted average diluted common shares	13,852	14,215	13,049	10,776	10,326	14,035	10,365
Diluted earnings per common share:
Diluted earnings per common share (GAAP)	$1.73	$1.70	$1.25	$0.73	$1.77	$3.43	$3.52
Adjusted Diluted earnings per common share (Non-GAAP)	$1.67	$1.64	$1.83	$1.49	$1.51	$3.31	$3.22
Tangible assets: (2)
Total assets	$7,370,252	$7,320,212	$7,695,037	$6,407,820	$4,587,347
Goodwill and other intangibles, net	336,721	338,068	339,492	269,954	173,711
Tangible assets	$7,033,531	$6,982,144	$7,355,545	$6,137,866	$4,413,636
Tangible common equity: (2)
Stockholders’ equity	$839,387	$836,310	$891,891	$729,278	$559,395
Goodwill and other intangibles, net	336,721	338,068	339,492	269,954	173,711
Tangible common equity	$502,666	$498,242	$552,399	$459,324	$385,684
Tangible average common equity: (2)
Average stockholders’ equity (common)	$837,975	$861,319	$784,666	$608,946	$550,974	$849,582	$547,775
Average goodwill and other intangibles, net	337,289	338,694	294,051	201,748	174,026	337,988	174,424
Average tangible common equity	$500,686	$522,625	$490,615	$407,198	$376,948	$511,594	$373,351
(1)The adjusted net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also to aid investors in the comparison of Nicolet’s financial performance to the financial performance of peer banks.
(2)The ratios of tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.